EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of December 31, 2008, is made among First National Bancshares, Inc., a South Carolina corporation (the “Company”), its wholly owned subsidiary, First National Bank of the South, a national bank (the “Bank”), and Jerry L. Calvert, an individual resident of South Carolina (the “Executive”).  The Company and the Bank are referred to collectively as the “Employer.”

The Employer recognizes the Executive's contribution to the growth and success of the Employer and has previously entered into an Employment Agreement with Executive as of September 10, 2004, which Employer and Employer now desire to restate principally to reflect changes in tax laws.  The Executive is willing to continue to serve the Employer on the terms and conditions herein provided.  Certain terms used in this Agreement are defined in Section 17 hereof.

In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Employment.  The Employer shall employ the Executive, and the Executive shall serve the Employer, as President and Chief Executive Officer of the Bank and the Company upon the terms and conditions set forth herein.  The Executive shall also serve on the Board of Directors of the Company and the Bank.  The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Company's or the Bank's Bylaws or assigned by the Company's or the Bank's Board of Directors (the “Board”) from time to time.  The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy.  The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Bank.

2.           Term.  Unless earlier terminated as provided herein, the Executive's employment under this Agreement shall commence on the date hereof and be for a term (the “Term”) of three years.  At the end of each year of the Term, the Term shall be extended for an additional year so that the remaining term shall continue to be three years; provided that the Executive or the Employer may at any time, by written notice, fix the Term to a finite term of three years commencing with the year of the notice.  Notwithstanding the foregoing, the Term of employment hereunder will end on the date that the Executive attains the retirement age, if any, specified in the Bylaws of the Bank for directors of the Bank.

3.      Compensation and Benefits.

(a)           Executive's base salary is $286,000, plus his medical insurance premium.   The Board (or an appropriate committee of the Board) shall review the Executive's salary at least annually and may increase, but cannot decrease, the Executive's salary if it determines in its sole discretion that an increase is appropriate.  The salary shall be payable in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.

(b)           The Executive will be eligible to receive an annual cash bonus of up to 50% of his base salary based on the accomplishment of performance goals established in advance each year by the Board of Directors.  Any bonus payment made pursuant to this Section 3(b) shall be made the earlier of (i) seventy days after the previous year end or (ii) the first pay period following the Employer's press release announcing its previous year's financial performance.

(c)           The Executive shall participate in the Employer's long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Employer.  Nothing herein shall be deemed to preclude the granting to the Executive of warrants or options under a director option plan in addition to the options granted hereunder.  Any options or similar awards shall be issued to Executive (i) at an exercise price of not less than the stock's current fair market value as of the date of grant and (ii) the number of shares subject to such grant shall be fixed on the date of grant.

(d)           The Executive shall participate in all retirement, welfare and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer.

(e)           The Employer shall provide the Executive with a term life insurance policy providing for death benefits totaling $500,000 payable to the Executive's spouse and heirs (and may provide for additional death benefits of up to $500,000 payable to the Employer), and the Executive shall cooperate with the Employer in the securing and maintenance of such policy.  The Employer shall also pay for an accident liability policy on the Executive totaling $1,000,000 to protect the Employer from damages or lawsuits resulting from injuries to third parties caused by the Executive. In addition, the Employer shall provide a separate disability policy for the Executive with terms acceptable to the Board and the Executive.  The Employer shall require and pay the cost of an annual physical for the Executive.

(f)             The Employer shall provide Executive with either an automobile owned or leased by the Employer of a make and model appropriate to the Executive's status, or a monthly automobile allowance, which shall be paid no less frequently than monthly.  The Employer shall provide for reasonable expenses associated with the automobile, including, but not limited to insurance, taxes, etc.  The Employer shall reimburse Executive for such expenses no later than the last day of the calendar year following the calendar year in which the expense was incurred.

(g)           The Employer shall pay on a monthly basis Executive’s membership dues pertaining to an area country club and The Piedmont Club for so long as the Executive remains the President and Chief Executive Officer of the Company or the Bank and this Agreement remains in force.

(h)           The Employer shall reimburse the Executive for reasonable travel and other business development expenses related to the Executive's duties which are incurred and accounted for in accordance with the normal practices of the Employer.  The expenses described in this Section 3(h) must be incurred by the Executive during the term of this Agreement to be eligible for reimbursement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred, nor shall the amount of reimbursable expenses incurred in one taxable year affect the expenses eligible for reimbursement in any other taxable year.

4.	Termination.

(a)           The Executive's employment under this Agreement may be terminated prior to the end of the Term only as provided in this Section 4.

(b)           The Agreement will be terminated upon the death of the Executive.  In this event, the Employer shall pay the Executive's estate any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly. The Employer shall also pay the Executive's estate any bonus earned or accrued through the date of death (including any amounts awarded for previous years but which were not yet vested).  Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b).  Any bonus that is earned in the year of death will be paid on the earlier of (i) seventy days after the year end in which the Executive died or (ii) the first pay period following the Employer's press release announcing its financial performance for the year in which the Executive died.  To the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Company for the entire year and prorated through the date of Executive's death.

(c)           The Employer may terminate the Executive's employment upon the Disability of the Executive for a period of 180 days.  During the period of any Disability leading up to the Executive’s Termination of Employment under this provision, the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) in accordance with the Employer's normal payroll schedule (and in no event less frequently than monthly) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer, provided that the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other disability benefit or pension plan covering the Executive.  Furthermore, the Employer shall pay the Executive any bonus earned or accrued through the date of Disability (including any amounts awarded for previous years but which were not yet vested).  Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b).  Any bonus that is earned in the year of Disability will be paid on the earlier of (i) seventy days after the year end in which Executive became Disabled or (ii) the first pay period following the Employer's press release announcing its financial performance for the year in which the Executive became Disabled.  Nothing herein shall prohibit the Employer from hiring an acting president or chief executive officer prior to the expiration of this 180-day period.

(d)           The Employer may terminate the Executive's employment for Cause upon delivery of a Notice of Termination to the Executive.  If the Executive's employment is terminated for Cause under this provision, the Executive shall receive only any sums due him as base salary and/or reimbursement of expenses through the date of termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.

(e)           The Employer may terminate the Executive's employment without Cause upon delivery of a Notice of Termination to the Executive.  If the Executive's employment is terminated without Cause under this provision, subject to the possibility of a six-month delay described below in this Section 4(e), beginning on the first day of the month following the date of the Executive's termination, and continuing on the first day of the month for the next 23 months, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his then current monthly base salary.  Employer shall also pay the Executive any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested).  Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b). Any bonus that is earned in the year of the Executive's termination will be paid on the earlier of (i) seventy days after the date of Executive's termination or (ii) the first pay period following the Employer's press release announcing its financial performance for the year of the Executive's termination.  In addition, for a period of 24 months following termination, the Employer shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental, and hospitalization benefits provided (x) to the Executive at any time during the 90-day period prior to the termination hereunder or (y) to other similarly situated executives who continue in the employ of the Employer. Such coverage and benefits (including deductibles and costs) shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits referred to above.  The Employer's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Employer may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder.  If when the Executive's employment terminates he is a specified employee within the meaning of Section 409A of the Code, and if the benefits under this Section 4(e) would be considered deferred compensation under Section 409A, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) is not available, the following benefits under this Section 4(e) shall be paid to the Executive as follows: severance compensation in an amount equal to 7 times his then current monthly base salary, any bonus for previous years which was not yet paid will be paid in a single lump sum on the date that is six months and one day following date of Executive's termination; thereafter on the first day of the month for the next 17 months, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his then current monthly base salary.  Any bonus that is earned in the year of the Executive's termination will be paid pursuant to the terms as set forth above.  This provision shall not be interpreted so as to limit any benefits to which the Executive or his dependents or beneficiaries may be entitled under any of the Employer's employee benefit plans, programs, or practices following the Executive's Termination of Employment, including, without limitation, retiree medical and life insurance benefits.

(f)           The Executive may terminate his employment at any time by delivering a Notice of Termination at least 30 days prior to the Executive’s date of termination.  If the Executive terminates his employment under this provision, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.

(g)           The Executive may terminate this Agreement for Good Reason upon delivery of a Notice of Termination to the Employer within a 90-day period beginning on the 30th day after the occurrence of a Change in Control or within a 90-day period beginning on the one year anniversary of the occurrence of a Change in Control.  If the Executive's employment is terminated by the Executive pursuant to this provision, in addition to other rights and remedies available in law or equity, the Executive shall be entitled to the following:

(i)           the Employer shall pay the Executive in cash within 15 days of the date of termination severance compensation in cash in an amount equal to his then current monthly base salary multiplied by 36. The Employer shall also pay the Executive any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested).  Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b).  Any bonus that is earned in the year of the Executive's termination will be paid on the earlier of (i) the date that is six months and one day following date of the Executive's termination or (ii) the first pay period following the Employer's press release announcing its financial performance for the year of the Executive's termination;

(ii)           for a period of 36 months, the Employer shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental, and hospitalization benefits provided (x) to the Executive at any time during the 90-day period prior to the Change in Control or at any time thereafter or (y) to other similarly situated executives who continue in the employ of the Employer.  Such coverage and benefits (including deductibles and costs) shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits referred to above.  The Employer's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Employer may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder.  This subsection (ii) shall not be interpreted so as to limit any benefits to which the Executive or his dependents or beneficiaries may be entitled under any of the Employer's employee benefit plans, programs, or practices following the Executive's Termination of Employment, including, without limitation, retiree medical and life insurance benefits; and

(iii)           the restrictions on any outstanding incentive awards (including restricted stock) granted to the Executive under the Company's or the Bank’s long-term equity incentive program or any other incentive plan or arrangement shall lapse and such awards shall become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, all performance units granted to the Executive shall become 100% vested, and the restrictive covenants contained in Section 9 shall not apply to the Executive.

 (h)           With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon Executive's Termination of Employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits).  Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives.  At the time of termination of employment, the Employer and the Executive shall enter into a mutually satisfactory form of release acknowledging such remaining obligations and discharging both parties, as well as the Employer's officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive's employment by the Employer, including the circumstances of such termination.

(i)           In the event that the Executive's employment is terminated for any reason, the Executive shall tender his resignation as a director of the Company and the Bank and effective as of the date of termination.

(j)           In the event that the Executive's employment is terminated for any reason prior to a Change in Control, the Employer shall have the right of first refusal during the twelve-month period following the date of termination to repurchase any or all shares of common stock then held by the Executive. The Employer may assign this right to one or more other persons.  Executive agrees not to sell or convey his shares or any portion thereof without notice to Employer of Executive's intention to do so. To that end, Executive shall not sell or convey said shares except by binding written agreement, which agreement shall be expressly subject to Employer's rights under this option of first refusal. Executive shall notify Employer in writing of such proposed conveyance or sale and shall furnish Employer with a true and correct copy of the aforesaid written agreement. Thereafter, Employer shall have the option for a period of fifteen (15) days from the date of receipt of such notice and copy, during which Employer may determine and notify Executive whether Employer desires to purchase the shares for the same price and on the same terms as set forth in said written agreement. If Employer exercises the option granted herein, Executive shall transfer to Employer said shares in accordance with the terms of said written agreement and upon such delivery, Employer shall pay to Executive the purchase money called for in the written agreement. If Employer fails to exercise the option to purchase, Executive shall be at liberty to conclude the sale or conveyance of said shares only at the exact price and terms submitted to Employer. Any failure to consummate the sale on the exact terms and conditions within a reasonable time after Employer's notification of its intent not to exercise its rights hereunder shall cause the provisions of this option of first refusal to remain in full force and effect and fully applicable to any subsequent conveyances or sales.

(k)           The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive's services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 and any regulations thereunder.  In the event that the Employer's independent accountants acting as auditors for the Employer on the date of a Change in Control determine that the payments provided for herein constitute “excess parachute payments,” then the compensation payable hereunder shall be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to the Executive without the compensation being treated as “excess parachute payments” under Section 280G.  The allocations of the reduction required hereby among the termination benefits payable to the Executive shall be determined by the Executive.

5.           Ownership of Work Product.  The Employer shall own all Work Product arising during the course of the Executive's employment (prior, present or future).  For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer, its business or its customers and that Executive conceives, develops, or delivers to the Employer at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer.  If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive's work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items.  The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

6.           Protection of Trade Secrets.  The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or after his employment.  “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

7.           Protection of Other Confidential Information. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during his employment and for a period of 36 months following termination of the Executive's employment.  “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists.  The provisions of Sections 6 and 7 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

8.           Return of Materials.  The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive's employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive's possession or control, including all copies thereof, relating to the Employer, its business, or its customers.  Upon the request of the Employer, Executive shall certify in writing compliance with the foregoing requirement.

9.           Restrictive Covenants.

(a)           No Solicitation of Customers.  During the Executive's employment with the Employer, and for a period of 12 months thereafter, or during any period the Employer is paying Executive severance under Section 4 if longer than 12 months, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Employer or any of its Affiliates on the date of termination and is located in the Territory and with whom the Executive has had material contact.

(b)           No Recruitment of Personnel.  During the Executive's employment with the Employer, and for a period of 12 months thereafter, or during any period the Employer is paying Executive severance under Section 4 if longer than 12 months, the Executive shall not, either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer or any of its Affiliates engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(c)           Non-Competition Agreement. During the Executive's employment with the Employer, and for a period of 12 months thereafter, or during any period the Employer is paying Executive severance under section 4 if longer than 12 months, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located in the Territory.  Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if the Executive's employment does not directly involve, in whole or in part, the depository financial institution's or holding company's operations in the Territory.

10.           Independent Provisions.  The provisions in each of the above Sections 9(a), 9(b), and 9(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

11.           Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer's business and properties.  The Executive's rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

12.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer.  All notices and communications shall be deemed to have been received on the date of delivery thereof.

13.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof.  Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina.

14.           Non-Waiver.  Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

15.           Enforcement.  The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 9(a), 9(b), or 9(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result.  Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer.  The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief.  Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney's fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

16.           Saving Clause.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion.  It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 9(a), 9(b), and 9(c), the definition of the term “Territory,” and the definition of the term “Business,” to reflect changes in the Employer's business and affairs so that the scope of the limitations placed on the Executive's activities by Section 9 accomplishes the parties' intent in relation to the then current facts and circumstances.  Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.

17.           Certain Definitions.

(a)           “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.

                               (b)    “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Employer or any of its Affiliates as of the date of termination.

(c)           “Cause” shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured ten days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive's performance) regulatory action against the Executive or the Employer or the Employer (provided that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer's compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action, and provided further that, if the matters relating to the Executive’s performance are susceptible of cure, such matters remain uncured to the satisfaction of the regulatory agency 30 days following receipt of the notice from the regulatory agency); (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer's business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer's best interest, that, if susceptible of cure remains uncured ten days following written notice to the Executive of such specific inappropriate behavior; or (F) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure.

(d)           “Change in Control” shall mean as defined by Treasury Regulation § 1.409A-3(i)(5).

(e)           “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

(f)           "Disability" or "Disabled" shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).

(g)           “Good Reason” shall mean as defined by Treasury Regulation § 1.409A-1(n)(2).

(h)           “Territory” shall mean a radius of 40 miles from (i) the main office of the Employer or (ii) any branch or loan production office of the Employer.

(i)           “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(j)           "Terminate," "terminated," "termination," or "Termination” of Employment" shall mean separation from service as defined by Regulation 1.409A-1(h).

18.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

19.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

20.   Compliance with Internal Revenue Code Section 409A.  The Employer and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986.  If any provision of this Agreement does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Employer shall reform the provision.  However, the Employer shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Employer shall not be required to incur any additional compensation expense as a result of the reformed provision.  Notwithstanding any other provision in this Agreement, if the Executive is determined by the Board, as of the date of termination of employment with the Bank, to be a "specified employee," as such term is defined in Treasury Regulation §1.409A-1(i), and if any benefits paid to the Executive hereunder would be considered deferred compensation under Section 409A, and finally if an exemption from the six month delay requirement of Section 409A(a)(2)(B)(i) is not available, then all severance payments and other payment, except for other payments of base salary at the normal payroll schedule, reimbursement of expenses, and other than as a result of death, that would normally be paid within six months and one day from the date of termination of employment shall be paid on the first day of the seventh month following termination of employment.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

FIRST NATIONAL BANCSHARES, INC.
ATTEST:

By: /s/ C. Dan Adams
Witness	Title: Chairman

FIRST NATIONAL BANK OF THE SOUTH
ATTEST:

By: /s/ C. Dan Adams
Witness	Title: Chairman

EXECUTIVE

/s/ Jerry L. Calvert
Witness	Jerry L. Calvert